SUBJECT TO COMPLETION AND MODIFICATION

NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

                                   TERM SHEET
                                 $

                         STUDENT LOAN ASSET-BACKED NOTES

                        NELNET STUDENT LOAN TRUST 2008-1
                                 ISSUING ENTITY

NELNET STUDENT LOAN FUNDING, LLC           NATIONAL EDUCATION LOAN NETWORK, INC.
           DEPOSITOR                         MASTER SERVICER AND ADMINISTRATOR
                                  NELNET, INC.
                                   SPONSOR


Notes are being offered in the following classes:

                    Original                   Price  Underwriting
                    Principal  Interest          to     Fees and     Proceeds to   Final Maturity
                     Amount      Rate          Public  Commissions   the Trust(1)      Date
                     ------      ----          ------  -----------   ------------      ----
Class A-1 Notes    $          3-month LIBOR    100%          %        $
                               plus  %
Class A-2 Notes    $          3-month LIBOR    100%          %        $
                               plus  %
Class A-3 Notes    $          3-month LIBOR    100%          %        $
                               plus  %
Class A-4 Notes    $          3-month LIBOR    100%          %        $
                                plus  %
Class B Notes(2)   $          3-month LIBOR    100%          %        $
                    _______    plus  %                                 _________
      Total        $                                                  $

      --------------------
        (1) The sponsor will pay underwriting fees and commissions and the costs of issuing the notes from its own funds and not from the proceeds of the notes.

        (2) All or a portion of the class B notes may be retained by the depositor or its affiliate.

THE NOTES ARE OBLIGATIONS OF THE ISSUING ENTITY ONLY AND ARE PAYABLE SOLELY FROM THE PLEDGED COLLATERAL DESCRIBED IN THE INITIAL FREE-WRITING PROSPECTUS CONSISTING PRIMARILY OF STUDENT LOANS ORIGINATED UNDER THE FEDERAL FAMILY EDUCATION LOAN PROGRAM. THEY ARE NOT OBLIGATIONS OF THE SPONSOR, THE DEPOSITOR, THE ADMINISTRATOR OR ANY OF THEIR AFFILIATES.


        This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the notes subject to approval of certain matters by their counsel.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS FREE-WRITING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                           JOINT BOOK-RUNNING MANAGERS

BARCLAYS CAPITAL            DEUTSCHE BANK SECURITIES                JPMORGAN


                                   CO-MANAGERS

     RBC CAPITAL MARKETS                              SUNTRUST ROBINSON HUMPHREY

                                MARCH 3, 2008

        The information contained herein refers to and supplements certain of the information contained in the issuing entity's Free-Writing Prospectus, dated February 15, 2008 (the "initial free-writing prospectus").

                                    THE NOTES

DESCRIPTION OF THE NOTES. We are not issuing the class A-4RRN reset rate notes described in the initial free-writing prospectus. Since we are not issuing the class A-4RRN reset rate notes, there will not be a Remarketing Fee Fund, an Accumulation Fund, a Supplemental Interest Fund or a Currency Fund. Also, the trust will not enter into any derivative product agreements on the closing date. We may not issue one or more of the classes of LIBOR rate notes described on the cover of this term sheet. The actual principal amount and classes of notes we elect to issue will be described in a supplemental term sheet and the final prospectus supplement for the notes.

IDENTIFICATION NUMBERS

The notes will have the following CUSIP Numbers and ISIN Numbers:

CUSIP NUMBERS

        Class A-1 Notes:         64032G AA0
        Class A-2 Notes:         64032G AB8
        Class A-3 Notes:         64032G AC6
        Class A-4 Notes:         64032G AD4
        Class B Notes:           64032G AF9

INTERNATIONAL SECURITIES IDENTIFICATION NUMBERS (ISIN)

        Class A-1 Notes:         US64032GAA04
        Class A-2 Notes:         US64032GAB86
        Class A-3 Notes:         US64032GAC69
        Class A-4 Notes:         US64032GAD43
        Class B Notes:           US64032GAF90

                                   THE PARTIES

LISTING AGENT AND IRISH PAYING AGENT. McCann Fitzgerald Listing Services Limited, 2 Harbour Master Place, International Financial Services Center, Dublin 1, Ireland, will act as the listing agent, and Custom House Administration and Corporate Services Limited, 25 Eden Quay, Dublin 1, Ireland, will act as paying agent in Ireland for the class A notes.

                             ADDITIONAL RISK FACTORS

WE MAY RETAIN ALL OR A PORTION OF THE CLASS B NOTES

        All or a portion of the class B notes may be retained by the depositor or its affiliate. The market for the class B notes, therefore, may be less liquid than would otherwise be the case. If the retained class B notes are subsequently sold in the secondary market at varying prices from time to time, demand and market price for other class B notes already in the market could be adversely affected.

RATINGS OF THE SPONSOR AND OTHER STUDENT LOAN ASSET-BACKED NOTES
ISSUED BY AFFILIATES OF THE SPONSOR MAY BE REVIEWED OR DOWNGRADED

        Recent disruptions in the credit markets, along with concerns over the financial health of several monoline insurers, have caused certain of the rating agencies to announce that they are reviewing or intend to review the ratings assigned to certain securities, including student loan asset-backed securities. Additionally, repeated failed auctions for many insured and uninsured auction rate securities, including student loan asset-backed auction rate securities, may also cause the rating agencies to announce ratings actions. Nelnet-sponsored trusts have previously issued student loan asset-backed notes that are insured by monoline insurers and student loan asset-backed auction rate securities. We cannot predict whether the ratings assigned to these notes will be downgraded.

        Also, due to the recent changes to the Higher Education Act and the substantial disruption in the credit markets, the rating agencies have announced that they intend to review or are reviewing the credit ratings of companies, including Nelnet, engaged in the financing and securitization of student loans. In January 2008, Nelnet's corporate credit rating was downgraded by S&P from BBB+ to BBB. S&P and Moody's recently affirmed Nelnet's corporate ratings at BBB with negative outlook and at Baa2 with negative outlook, respectively. We cannot predict whether Nelnet's corporate credit rating will be reviewed or downgraded further.

        The trust is not issuing any auction rate notes and the notes will not be insured by any monoline insurer. However, any further adverse action by the rating agencies regarding Nelnet or securities issued previously by Nelnet-sponsored trusts may adversely affect any secondary market for the notes that may develop.

                                 $

                        NELNET STUDENT LOAN TRUST 2008-1
                                 ISSUING ENTITY



                $       CLASS A-1 STUDENT LOAN ASSET-BACKED NOTES

                $       CLASS A-2 STUDENT LOAN ASSET-BACKED NOTES

                $       CLASS A-3 STUDENT LOAN ASSET-BACKED NOTES

                $       CLASS A-4 STUDENT LOAN ASSET-BACKED NOTES

                $       CLASS B STUDENT LOAN ASSET-BACKED NOTES




                        NELNET STUDENT LOAN FUNDING, LLC
                                    DEPOSITOR

                      NATIONAL EDUCATION LOAN NETWORK, INC.
                        MASTER SERVICER AND ADMINISTRATOR

                                  NELNET, INC.
                                     SPONSOR

                              ---------------------


                           JOINT BOOK-RUNNING MANAGERS


BARCLAYS CAPITAL            DEUTSCHE BANK SECURITIES                   JPMORGAN


                                   CO-MANAGERS

      RBC CAPITAL MARKETS                            SUNTRUST ROBINSON HUMPHREY


                                  MARCH 3, 2008